Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 28, 2002, except as to Note 18 for which the date is November 25, 2002, relating to the financial statements included in the MAPICS, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2002.

PricewaterhouseCoopers LLP

Atlanta, Georgia

February 20, 2003